Exhibit 99.1

April 28, 2010

Dow Reports First Quarter Results
Accelerated Sales Growth, Broad-Based EBITDA Margin(1) Expansion and Record Equity
Earnings Drive Higher Operating Results versus the Same Quarter Last Year

First Quarter 2010 Highlights

•
Dow reported earnings of $0.41 per share, or $0.43 per share excluding certain items.(2) This compares with reported earnings of $0.03 per share in the first quarter of 2009, or $0.11 per share excluding certain items and discontinued operations.

•
Reported sales rose 48 percent versus the same period last year. On a pro forma(3) basis excluding divestitures, sales were up 33 percent and up in all geographic areas, with a 27 percent improvement in North America, and a 35 percent improvement in EMEA (Europe, Middle East and Africa). Sales were also up in all operating segments excluding Health and Agricultural Sciences. Sequentially sales were up 8 percent, with volume and price each up 4 percent.

•
Price was up 17 percent versus the same period last year on a pro forma basis excluding divestitures, with broad-based gains in all geographic areas. Volume increased 16 percent, with the combined Performance segments delivering a 19 percent increase. Emerging geographies delivered volume growth of 27 percent.

•
EBITDA excluding certain items was $1.8 billion, up $877 million versus the same quarter last year on a pro forma basis, and up $356 million versus last quarter. EBITDA in the combined Performance segments was up more than 60 percent versus the year-ago period. EBITDA margin at the Company level expanded year-over-year and sequentially.

•
Equity earnings for the period were $304 million, up more than $200 million compared with the same period of 2009. This is the fifth consecutive quarter of sequential growth in equity earnings, excluding certain items.

•
Synergies related to the acquisition of Rohm and Haas and structural cost reductions were $275 million in the quarter. This was achieved while increasing R&D spending 10 percent year-over-year on a pro forma basis. And the Company exceeded its growth synergy targets, delivering $530 million in sales on a run-rate basis.

•
The Company continued to make significant progress toward its goal of divesting $2.0 billion of non-strategic assets in 2010 with the signing of a definitive agreement to sell the Styron business unit for $1.63 billion. Proceeds from the sale will be used to reduce debt.

(1)	Earnings before interest, income taxes, depreciation and amortization ("EBITDA"). A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided following the Operating Segments table. EBITDA margin is defined as EBITDA as a percentage of sales.
(2)	See Supplemental Information at the end of the release for a description of these items.
(3)	The pro forma historical information reflects the combination of Dow and Rohm and Haas assuming the acquisition had been consummated on January 1, 2008 and the treatment of Dow’s Calcium Chloride business as discontinued operations.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“The earnings power of Dow’s new portfolio was evident this quarter with our robust sales growth driven by significant volume and price increases in all geographic areas, with notable improvements in North America and Europe. When combined with broad-based EBITDA margin expansion and record equity earnings, this enabled us to achieve greatly improved operating results.

“Our focus on delivering against our commitments, especially on structural cost reductions while continuing to invest for growth in our new portfolio, was on full display again in the quarter. I am particularly pleased with the accelerated growth in our Performance businesses, as well as the continued growth in emerging geographies. This is right on strategy for the new Dow.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009
Net Sales	$13,417	$12,466	$9,041
Pro Forma Net Sales Excluding Divestitures	$13,392	$12,395	$10,042

Earnings per Common Share	$0.41	$0.08	$0.03
Earnings per Common Share excluding Certain Items and Discontinued Operations	$0.43	$0.18	$0.11

Review of First Quarter Results

Note: All sales, price and volume comparisons are presented on a pro forma basis excluding divestitures and recent seed acquisitions in Health and Agricultural Sciences unless otherwise specified.

The Dow Chemical Company (NYSE: DOW) delivered sales of $13.4 billion for the first quarter of 2010, representing a 33 percent increase compared with sales in the same period last year on a pro forma basis excluding divestitures. Top-line growth was driven by a 16 percent increase in volume and a 17 percent increase in price. Sales increased in all geographic areas with increases ranging from 26 percent (Latin America) to 51 percent (Asia Pacific).

Double-digit volume increases were reported in all geographic areas and in all operating segments versus the first quarter of 2009, except Basic Plastics and Health and Agricultural Sciences. The combined Performance Segments achieved a 26 percent increase in volume year-over-year, excluding Health and Agricultural Sciences, which was down from the record sales volumes of the first quarter 2009.

From a geographic perspective, North America and EMEA each delivered volume gains of 11 percent, while emerging geographies delivered volume growth of 27 percent versus one year ago. Strong demand growth was led by Greater China, which was up 46 percent. In addition, volume grew by 20 percent or more versus the same period last year in Brazil, India and Eastern Europe.

Broad-based pricing gains were achieved over the same period last year in all geographic areas and in Coatings and Infrastructure, Performance Systems, Performance Products, Basic Plastics and Basic Chemicals.

Sequentially, sales increased 8 percent, with volume and price each up 4 percent. Compared with the last quarter, volume grew in North America and EMEA, while price was up in all areas except EMEA, which remained flat. Sales were also up across all operating segments, with the exception of Basic Chemicals, which decreased 2 percent.

First quarter 2010 EBITDA excluding certain items was $1.8 billion, representing an $877 million increase versus the same quarter of 2009 on a pro forma basis, and up $356 million versus the last quarter. Within the combined Performance segments, EBITDA was up more than 60 percent versus the year-ago period.

Net income from continuing operations for the quarter was $552 million. This compares with net income from continuing operations of $24 million in the first quarter of 2009, and $178 million last quarter.

Reported earnings for the current quarter were $0.41 per share versus earnings of $0.03 per share in the first quarter of 2009.

The Company earned $0.43 per share in the quarter, excluding certain items. This compares with earnings of $0.11 per share in the same quarter last year, excluding certain items and discontinued operations. Certain items in the current quarter included adjustments related to the 2009 restructuring plan equal to $0.01 per share, and Rohm and Haas acquisition- and integration-related expenses of $0.01 per share. (See supplemental information at the end of the release for a description of certain items affecting results.)

The Company’s global operating rate in the first quarter of 2010 was 83 percent, a 15 percentage point increase from the first quarter of 2009, which was impacted by the severe economic downturn. On a sequential basis, Dow’s operating rate increased 7 percentage points, reflecting ongoing strength in the global economic recovery. Despite unplanned outages, the Company experienced positive momentum in its global operating rates as the quarter progressed.

Synergies related to the acquisition of Rohm and Haas and structural cost reductions continue to exceed Company goals, with savings of $275 million in the quarter and $1.5 billion program-to-date, resulting in an annualized run-rate of $1.8 billion.

Selling, General and Administrative (SG&A) expenses on a pro forma basis declined 8 percent from the same period last year despite a 15 percent increase in Health and Agricultural Sciences, which was driven by new product launches and commercial activities related to recent seed acquisitions.

This was achieved while also increasing R&D spending 10 percent year-over-year on a pro forma basis, with increased investment in Health and Agricultural Sciences and Coatings and Infrastructure.

Equity earnings for the quarter were a record $304 million, up more than $200 million compared with the same period of 2009, driven by improved results at Dow Corning and the Company’s joint ventures in Kuwait. This is the fifth consecutive quarter of sequential growth in equity earnings, excluding certain items.

“The earnings power of Dow’s new portfolio was evident this quarter with our robust sales growth driven by significant volume and price increases in all geographic areas, with notable improvements in North America and Europe,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “When combined with broad-based EBITDA margin expansion and record equity earnings, this enabled us to achieve greatly improved operating results.

“Our focus on delivering against our commitments, especially on structural cost reductions while continuing to invest for growth in our new portfolio, was on full display again in the quarter. I am particularly pleased with the accelerated growth in our Performance businesses, as well as the continued growth in emerging geographies. This is right on strategy for the new Dow.”

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.3 billion, up 30 percent versus the same quarter last year. Volume increased 31 percent, while price was down 1 percent. Global demand for electronics remained firm in the quarter, reflecting a continuation of the industry’s recovery from the low point reached in the year-ago period. Within Dow Electronic Materials, all business units reported double-digit sales growth versus the same period of 2009, with substantial volume growth in EMEA and Asia Pacific, particularly in Greater China. Sales in Specialty Materials rose versus the same period last year due to higher demand across all business units. Dow Water and Process Solutions’ sales grew substantially, as demand increased for reverse osmosis membranes across all geographic areas, and for ion exchange resins and component systems in Asia Pacific. Dow Wolff Cellulosics reported a year-over-year increase in volume, primarily driven by underlying consumer demand in food and nutrition, as well as construction. Equity earnings for the segment were $113 million, reflecting continued strong performance at Dow Corning. This compares with equity earnings of $5 million in the same period last year, which was reduced by Dow’s $29 million share of a restructuring charge recognized by Dow Corning. EBITDA for the segment was $381 million. This compares with EBITDA of $93 million in the same period last year, which was reduced by the Dow Corning restructuring charge.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.2 billion, up 21 percent compared with the same period last year. Volume increased 16 percent and price was up 5 percent. Year-over-year volume growth was reported across all geographic areas, led by Asia Pacific, EMEA and Latin America. Dow Coating Materials reported higher sales versus the same period last year, driven by both volume and price gains. While residential construction is recovering around the world, emerging geography demand growth outpaced that of developed regions. Dow Building and Construction reported higher year-over-year sales in most geographic areas, led by Asia Pacific and by the successfully launched next-generation STYROFOAM™ brand insulation in North America. In Dow Adhesives and Functional Polymers, demand was up in all geographic areas, driven by transportation and packaging applications. EBITDA for the segment was $116 million, which was reduced by restructuring charges of $5 million. This compares with EBITDA of $121 million in the same period last year, which included a charge of $1 million for restructuring activities.

Health and Agricultural Sciences

Sales in Health and Agricultural Sciences were $1,344 million, down from $1,461 million in the year-ago period. (Reported sales for the first quarter of 2010 were $1,369 million, including the impact from recent seed acquisitions.) Volume declined 6 percent, while price was down 2 percent. Strong farmer acceptance of new products and seed acquisitions partially offset the impact of unseasonably cold spring weather across the Northern Hemisphere and continued pricing pressure on certain agricultural chemicals. Volume and price declined in Agricultural Chemicals as strong growth of

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

new products such as pyroxsulam cereal herbicide, penoxsulam rice herbicide and spinetoram insecticide were more than offset by continued excess industry supply of glyphosate, which affected both price and volume compared with the year-ago period. Seeds, Traits and Oils reported sales growth in all major product lines, with the strongest volume gains in corn in North America, EMEA and Latin America. Cotton seeds sales increased significantly versus the same period last year. The commercial launch of SmartStax™ corn hybrids continues to progress on schedule and is meeting all milestones. EBITDA for Health and Agricultural Sciences was $384 million for the quarter, up from EBITDA of $363 million in the first quarter of 2009, primarily based on raw materials and operational cost improvements, and an enhanced sales mix.

Performance Systems

Sales in Performance Systems were $1.7 billion, up 30 percent compared with sales of $1.3 billion in the same quarter last year. Volume increased 27 percent, and price was up 3 percent. Volume increased across all geographic areas, as well as in every business unit. Dow Automotive and Dow Elastomers reported the highest volume growth, largely driven by a pronounced increase in automotive demand, particularly in North America and China. Dow Automotive secured additional business with its new BETASEAL™ glass bonding technology, which reduces cure times and delivers productivity gains for customers. Dow Elastomers benefited from robust demand for packaging applications in all geographic areas. Formulated Systems posted volume gains, most notably in Asia Pacific, driven by sales into wind energy applications in China for epoxy systems. Volume for Dow Wire and Cable expanded in the quarter, although at a tempered pace due to continued weakness in construction and infrastructure spending, primarily in North America. EBITDA for Performance Systems was $204 million in the quarter, compared with $103 million in the year-ago period.

Performance Products

Sales in Performance Products were $2.8 billion, up 41 percent compared with sales of $2.0 billion in the same quarter of last year. Volume rose 27 percent and price rose 14 percent. Volume was up across all business units and geographic areas, led by Asia Pacific. Volume growth in the Polyurethanes business was reported in all geographic areas, helped by higher sales of propylene glycol, and improving demand and favorable supply/demand balances for toluene diisocyanate (TDI). The Epoxy business reported volume gains in all geographic areas, led by Asia Pacific and Latin America. Oxygenated Solvents volumes have rebounded to pre-recession levels, with particularly strong growth in automotive coatings and electronics in China. Polyglycols, Surfactants and Fluids reported significant volume gains in de-icers, especially in North America, which experienced particularly harsh winter weather conditions. The business continues to win contracts in Europe for heat transfer fluids used in new concentrating solar power plants. Amines reported double-digit volume growth in all geographic areas, led by North America and Asia Pacific. First quarter EBITDA for the segment was $290 million, which included restructuring charges of $3 million. This compares with EBITDA of $147 million in the year-ago period.

TM BETASEAL is a trademark of The Dow Chemical Company or an affiliated company of Dow.

TM SmartStax multi-event technology developed by Dow AgroSciences and Monsanto. SmartStax is a trademark of Monsanto Technology, LLC.

Basic Plastics

Sales in the Basic Plastics segment were $3.0 billion, up 49 percent from the same quarter last year, as volume increased
5 percent and price increased 44 percent. Price increases were reported in all geographic areas. Polyethylene was the largest contributor to both volume and price increases. Relatively low production costs in North America and a comparatively weak U.S. dollar supported continued export opportunities, enabling the business to achieve double-digit volume growth in developing regions in Asia Pacific and Latin America. Polypropylene recorded volume growth, primarily due to strengthening demand in North America and EMEA. Volume growth in North America was driven by domestic demand, as production costs did not generate favorable export economics. In Polycarbonate and Compounds and Blends, substantial volume gains in EMEA and Asia Pacific, driven by consumer electronics, more than offset declines in the other geographic areas. Equity earnings for the segment were $65 million. This compares with equity earnings of $23 million in the year-ago period. EQUATE and Siam Polyethylene were the key contributors to the increase in equity earnings. Basic Plastics EBITDA for the quarter was $718 million. This compares with EBITDA of $122 million in the year-ago period.

Basic Chemicals

Sales in the Basic Chemicals segment were $714 million, up 22 percent from the same period last year. Volume increased 16 percent and price was up 6 percent. The Chlor-Alkali/Chlor-Vinyl business reported higher sales versus the same period last year. Demand for caustic soda rose substantially in North America, due to an emerging recovery in the alumina and the pulp and paper industries. While caustic soda prices are improving sequentially, they are below the level of the year- ago period. Vinyl chloride monomer (VCM) sales were higher than the year-ago period as price increases more than offset a decline in volume. Demand for VCM continued to be relatively weak due to low infrastructure spending in the United States, and the low level of new housing construction. Ethylene Oxide/Ethylene Glycol results benefited from higher sales and higher equity earnings in the quarter. Price increases were driven by substantially higher ethylene costs and tighter global supply/demand balances. Sales were partly offset by lower volumes compared with the same quarter of last year primarily due to the shutdown of the ethylene oxide / ethylene glycol plant in the United Kingdom. Equity earnings were $98 million for the quarter, compared with $40 million in the year-ago period, due to improved results in the Company’s MEGlobal and EQUATE joint ventures. EBITDA for the quarter was $120 million versus a loss of $5 million in the year-ago period.

Outlook

Commenting on the Company’s outlook, Liveris said:

“Our double-digit volume improvements in North America and Europe are positive signs that demand growth is returning to developed markets. Strengthening consumer spending in areas such as electronics, appliances and automotive, combined with strong growth in emerging geographies, are driving broad-based manufacturing momentum. This, coupled with our global operating rates returning to levels not seen since the second quarter of 2008, points increasingly to a sustainable upturn.

“Some challenges remain in areas such as residential and commercial construction in developed economies, inflation concerns in high-growth emerging countries plus sovereign debt issues in southern Europe. However, consumer and business spending has balanced out these challenges. Overall the global economic environment is on a stronger footing and there are signs that this will continue for the foreseeable future. This is good news for Dow.

“We have made steady progress quarter after quarter, and I am pleased that this quarter was yet another example of that plan in full motion. We remain focused on delivering our commitments. This means maintaining operational and financial discipline, further strengthening our balance sheet and investing for growth. Our actions to deliver a new portfolio with a lean cost structure and reinvigorated innovation engine, coupled with our strong presence in emerging geographies, leave Dow poised to deliver continued earnings growth.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, Dow had annual sales of $45 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Results in the first quarter of 2010 were unfavorably impacted by two items:

•
Pretax adjustments of $16 million to the 2009 restructuring charge related to additional asset impairments, approximately half of which was related to a consolidated joint venture. The charges are shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million) and Performance Products ($3 million).

•
Pretax charges totaling $26 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

Results in the first quarter of 2009 were unfavorably impacted by three items:

•	Net pretax adjustment to the 2008 restructuring charge of $19 million resulting from adjustments to severance, reflected in Corporate.

•	Pretax charges totaling $48 million for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge is reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

In addition to the items described above for the first quarter of 2009, pro forma results of continuing operations in the first quarter of 2009 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million for transaction costs related to the April 1, 2009 acquisition, reflected in Corporate.

The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2010 and 2009:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Restructuring charges	$(16)	$(19)	$(8)	$(17)	$(0.01)	$(0.02)
Transaction, integration and other acquisition costs	(26)	(48)	(17)	(41)	(0.01)	(0.04)
Dow Corning restructuring	-	(29)	-	(27)	-	(0.03)
Total Dow	$(42)	$(96)	$(25)	$(85)	$(0.02)	$(0.09)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(2)
Restructuring charges	-	(2)
Transaction and other acquisition costs	-	(80)
Total Pro Forma	$(42)	$(180)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income Available for The Dow Chemical Company Common Stockholders”
(3)    Impact on “Earnings per common share – diluted

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended
	March 31,	March 31,
In millions, except per share amounts (Unaudited)	2010	2009
Net Sales	$13,417	$9,041
Cost of sales	11,541	8,138
Research and development expenses	407	292
Selling, general and administrative expenses	662	443
Amortization of intangibles	128	22
Restructuring charges (Note B)	16	19
Acquisition and integration related expenses (Note C)	26	48
Equity in earnings of nonconsolidated affiliates	304	65
Sundry income (expense) - net	83	(3)
Interest income	7	12
Interest expense and amortization of debt discount	376	154
Income (Loss) from Continuing Operations Before Income Taxes	655	(1)
Provision (Credit) for income taxes	103	(25)
Net Income from Continuing Operations	552	24
Income from discontinued operations, net of income taxes (Note D)	-	11
Net Income	552	35
Net income attributable to noncontrolling interests	1	11
Net Income Attributable to The Dow Chemical Company	551	24
Preferred stock dividends	85	-
Net Income Available for The Dow Chemical Company Common Stockholders	$466	$24

Per Common Share Data:
Net income from continuing operations available for common stockholders	$0.42	$0.02
Discontinued operations attributable to common stockholders	-	0.01
Earnings per common share - basic	$0.42	$0.03

Net income from continuing operations available for common stockholders	$0.41	$0.02
Discontinued operations attributable to common stockholders	-	0.01
Earnings per common share - diluted	$0.41	$0.03

Common stock dividends declared per share of common stock	$0.15	$0.15
Weighted-average common shares outstanding - basic	1,117.5	925.4
Weighted-average common shares outstanding - diluted	1,137.9	932.0

Depreciation	$591	$455
Capital Expenditures	$294	$234
See Notes to the Consolidated Financial Statements.

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. The restructuring plan included the shutdown of a number of facilities and a global workforce reduction. In the first quarter of 2010, the Company recorded additional asset impairments of $16 million related to the 2009 restructuring activities.

     In December 2008, Dow's Board of Directors approved a restructuring plan as part of a series of actions to advance the Company's strategy and respond to the severe economic downturn. The restructuring plan included the shutdown of a number of facilities and a global workforce reduction. In the first quarter of 2009, the Company recorded additional severance of $19 million related to the 2008 restructuring activities.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2010, pretax charges totaling $26 million ($48 million in the first quarter of 2009) were recorded for transaction and integration costs related to the acquisition.

Note D: On June 30, 2009, the Company completed the sale of the Calcium Chloride business. The results of the Calcium Chloride business are reflected as discontinued operations for all periods presented.

The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
	March 31,	Dec. 31,
In millions (Unaudited)	2010	2009
Assets
Current Assets
Cash and cash equivalents	$2,923	$2,846
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2010: $142; 2009: $160)	5,439	5,656
Other	5,016	3,539
Inventories	7,020	6,847
Deferred income tax assets - current	482	654
Assets held for sale - current	431	-
Total current assets	21,311	19,542
Investments
Investment in nonconsolidated affiliates	3,006	3,224
Other investments (investments carried at fair value - 2010: $2,148; 2009: $2,136)	2,551	2,561
Noncurrent receivables	248	210
Total investments	5,805	5,995
Property
Property	50,324	53,567
Accumulated depreciation	32,992	35,426
Net property	17,332	18,141
Other Assets
Goodwill	13,129	13,213
Other intangible assets (net of accumulated amortization - 2010: $1,360; 2009: $1,302)	5,784	5,966
Deferred income tax assets - noncurrent	2,356	2,039
Asbestos-related insurance receivables - noncurrent	313	330
Deferred charges and other assets	853	792
Assets held for sale - noncurrent	663	-
Total other assets	23,098	22,340
Total Assets	$67,546	$66,018

Liabilities and Equity
Current Liabilities
Notes payable	$2,594	$2,139
Long-term debt due within one year	1,773	1,082
Accounts payable:
Trade	4,652	4,153
Other	2,082	2,014
Income taxes payable	324	176
Deferred income tax liabilities - current	64	78
Dividends payable	255	254
Accrued and other current liabilities	3,161	3,209
Total current liabilities	14,905	13,105
Long-Term Debt	18,835	19,152
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,345	1,367
Pension and other postretirement benefits - noncurrent	7,263	7,242
Asbestos-related liabilities - noncurrent	727	734
Other noncurrent obligations	3,313	3,294
Liabilities held for sale - noncurrent	66	-
Total other noncurrent liabilities	12,714	12,637
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	4,000
Common stock	2,908	2,906
Additional paid-in capital	1,908	1,913
Retained earnings	16,746	16,704
Accumulated other comprehensive loss	(4,258)	(3,892)
Unearned ESOP shares	(508)	(519)
Treasury stock at cost	(379)	(557)
The Dow Chemical Company's stockholders' equity	20,417	20,555
Noncontrolling interests	675	569
Total equity	21,092	21,124
Total Liabilities and Equity	$67,546	$66,018
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
Pro Forma Comparisons
	Three Months Ended
	March 31,	March 31,
In millions (Unaudited)	2010	2009
Sales by operating segment
Electronic and Specialty Materials	$1,265	$971
Coatings and Infrastructure	1,200	1,038
Health and Agricultural Sciences	1,369	1,461
Performance Systems	1,659	1,281
Performance Products	2,804	2,014
Basic Plastics	3,022	2,029
Basic Chemicals	714	585
Hydrocarbons and Energy	1,290	988
Corporate	94	443
Total	$13,417	$10,810
EBITDA (1) by operating segment
Electronic and Specialty Materials	$381	$93
Coatings and Infrastructure	116	121
Health and Agricultural Sciences	384	363
Performance Systems	204	103
Performance Products	290	147
Basic Plastics	718	122
Basic Chemicals	120	(5)
Hydrocarbons and Energy	-	-
Corporate	(432)	(178)
Total	$1,781	$766
Certain items reducing EBITDA by operating segment (2)
Electronic and Specialty Materials	$(8)	$(29)
Coatings and Infrastructure	(5)	(1)
Health and Agricultural Sciences	-	-
Performance Systems	-	-
Performance Products	(3)	-
Basic Plastics	-	-
Basic Chemicals	-	-
Hydrocarbons and Energy	-	-
Corporate	(26)	(150)
Total	$(42)	$(180)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$113	$5
Coatings and Infrastructure	1	1
Health and Agricultural Sciences	2	1
Performance Systems	-	(3)
Performance Products	7	1
Basic Plastics	65	23
Basic Chemicals	98	40
Hydrocarbons and Energy	24	(2)
Corporate	(6)	(1)
Total	$304	$65

(1)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes.  EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole.  A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

		Three Months Ended
		March 31,	March 31,
		2010	2009
	EBITDA	$1,781	$766
	- Depreciation and amortization	757	756
	+ Interest income	7	15
	- Interest expense and amortization of debt discount	376	543
	Income (Loss) from Continuing Operations Before Income Taxes	$655	$(518)

(2)	See Supplemental Information for a description of certain items affecting results in 2010 and 2009.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area
Pro Forma Comparisons
	Three Months Ended
	March 31,	March 31,
In millions (Unaudited)	2010	2009
Sales by geographic area (1)
North America	$4,889	$4,288
Europe, Middle East and Africa	4,747	3,830
Asia Pacific	2,369	1,567
Latin America	1,412	1,125
Total	$13,417	$10,810

(1)
Sales to customers in the Middle East and Africa, previously reported with India, Middle East and Africa ("IMEA"), are now aligned with Europe, Middle East and Africa; sales to customers in the Indian subcontinent, previously reported with IMEA, are now aligned with Asia Pacific; prior period sales have been adjusted to reflect this realignment.

Sales Volume and Price by Operating Segment and Geographic Area
Pro Forma Comparisons
	Three Months Ended
	March 31, 2010
Percentage change from prior year	Volume	Price	Total
Operating segments
Electronic and Specialty Materials	31%	(1)%	30%
Coatings and Infrastructure	11%	5%	16%
Health and Agricultural Sciences	(4)%	(2)%	(6)%
Performance Systems	27%	3%	30%
Performance Products	25%	14%	39%
Basic Plastics	5%	44%	49%
Basic Chemicals	16%	6%	22%
Hydrocarbons and Energy	(22)%	53%	31%
Total	8%	16%	24%
Geographic areas
North America	-	14%	14%
Europe, Middle East and Africa	2%	22%	24%
Asia Pacific	38%	13%	51%
Latin America	15%	11%	26%
Total	8%	16%	24%

Sales Volume and Price by Operating Segment and Geographic Area
Pro Forma Comparisons, Excluding Acquisitions and Divestitures (1)
	Three Months Ended
	March 31, 2010
Percentage change from prior year	Volume	Price	Total
Operating segments
Electronic and Specialty Materials	31%	(1)%	30%
Coatings and Infrastructure	16%	5%	21%
Health and Agricultural Sciences	(6)%	(2)%	(8)%
Performance Systems	27%	3%	30%
Performance Products	27%	14%	41%
Basic Plastics	5%	44%	49%
Basic Chemicals	16%	6%	22%
Hydrocarbons and Energy	14%	77%	91%
Total	16%	17%	33%
Geographic areas
North America	11%	16%	27%
Europe, Middle East and Africa	11%	24%	35%
Asia Pacific	38%	13%	51%
Latin America	16%	10%	26%
Total	16%	17%	33%

(1)
Excludes sales of the Salt business of Rohm and Haas Company divested on October 1, 2009, sales related to TRN divested on September 1, 2009 and sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010; as well as the sales of two recent Dow AgroSciences acquisitions.